MADISON SQUARE GARDEN SPORTS CORP. REPORTS
FISCAL 2025 FOURTH QUARTER AND FULL-YEAR RESULTS

NEW YORK, N.Y., August 12, 2025 - Madison Square Garden Sports Corp. (NYSE: MSGS) today reported financial results for the fiscal fourth quarter and full-year ended June 30, 2025.
The fiscal 2025 fourth quarter was highlighted by the New York Knicks’ (the “Knicks”) participation in the NBA playoffs, which included nine home playoff games at the Madison Square Garden Arena (“The Garden”) and culminated with the team’s appearance in the Eastern Conference Finals. This compared to fifteen combined home playoff games for the Knicks and the New York Rangers (the “Rangers”) in the prior year quarter. In addition, fiscal 2025 fourth quarter and full-year results reflect increases in average regular season per-game revenues, including tickets, sponsorship and suites; the impact of reductions in local media rights fees as a result of amendments to the Knicks' and Rangers' local media rights agreements with MSG Networks Inc. ("MSG Networks"); the impact of the Knicks’ and Rangers’ rosters for the 2024-25 seasons; and the impact of certain team personnel transactions.
For fiscal 2025, the Company reported revenues of $1,039.2 million, an increase of $12.1 million, or 1%, as compared to the prior year. In addition, the Company reported operating income of $14.8 million, a decrease of $131.2 million, and adjusted operating income of $38.2 million, a decrease of $134.1 million, both as compared to the prior year.(1)
For the fiscal 2025 fourth quarter, the Company generated revenues of $204.0 million, a decrease of $23.3 million, or 10%, as compared to the prior year quarter. In addition, the Company reported an operating loss of $22.6 million and an adjusted operating loss of $16.8 million, as compared to operating income of $52.3 million and adjusted operating income of $56.5 million in the prior year quarter.(1)
Madison Square Garden Sports Corp. Executive Chairman and CEO James L. Dolan said, “Fiscal 2025 was highlighted by growth in per-game revenues and the Knicks' postseason run to the Eastern Conference Finals, while it also reflected our investment in our teams and the changing local media landscape. Looking ahead, we expect continued strong demand for the Knicks and Rangers and remain confident in the value of owning two professional sports franchises.”

Financial Results for the Three and Twelve Months Ended June 30, 2025 and 2024:

	Three Months Ended				Twelve Months Ended
	June 30,		Change		June 30,		Change
$ millions	2025	2024	$	%	2025	2024	$	%
Revenues	$204.0	$227.3	$(23.3)	(10)%	$1,039.2	$1,027.1	$12.1	1%
Operating (loss) income	$(22.6)	$52.3	$(74.9)	NM	$14.8	$146.0	$(131.2)	(90)%
Adjusted operating (loss) income(1)	$(16.8)	$56.5	$(73.3)	NM	$38.2	$172.2	$(134.1)	(78)%
Note: Does not foot due to rounding
1.See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Summary of Financial Results
For the fiscal 2025 fourth quarter, revenues of $204.0 million decreased $23.3 million, or 10%, as compared to the prior year quarter. The decrease was primarily due to lower playoff-related revenues, lower revenues from leagues distributions and, to a lesser extent, lower food, beverage and merchandise sales and local media rights fees. During the fiscal 2025 fourth quarter, the Rangers and the Knicks played a combined one fewer regular season game and six fewer playoff games at The Garden, both as compared to the prior year quarter.
Playoff-related revenues decreased $12.9 million as compared to the prior year quarter, primarily due to the Rangers playing eight home playoff games in the prior year quarter as compared to not qualifying for the playoffs in the current year quarter. This decrease was partially offset by higher per-game Knicks playoff revenue and two additional Knicks home playoff games as compared to the prior year quarter.
Revenues from league distributions decreased $6.8 million as compared to the prior year quarter, primarily due to the absence of a non-recurring territorial fee from the NHL of approximately $7 million recognized in the prior year quarter, partially offset by higher national media rights fees.
Food, beverage and merchandise sales decreased $1.8 million as compared to the prior year quarter, primarily due to lower average per-game revenue, lower online sales of merchandise and the Knicks and Rangers playing a combined one fewer regular season game at The Garden during the fiscal 2025 fourth quarter. Merchandise sales in the fiscal 2024 fourth quarter included the positive impact of new Rangers’ jersey launches.
Local media rights fees decreased $1.1 million as compared to the prior year period, primarily due to a reduction in local media rights fees for the 2024-25 season as a result of amendments to the Knicks' and Rangers' local media rights agreements with MSG Networks. This decrease was partially offset by net lower reductions in rights fees as compared to the prior year quarter related to the number of telecasts exclusively available to MSG Networks.
Direct operating expenses of $154.8 million increased $47.1 million, or 44%, as compared to the prior year quarter. This increase was primarily driven by higher net provisions for certain team personnel transactions of $42.8 million, higher net provisions for league revenue sharing expense (net of escrow and excluding playoffs) and NBA luxury tax of $9.8 million and higher team personnel compensation of $2.9 million, all as compared to the prior year period. These increases were partially offset by lower playoff-related expenses of $5.5 million, as well as other cost decreases.
Selling, general and administrative expenses of $70.9 million increased $4.5 million, or 7%, as compared to the prior year quarter. This increase was primarily driven by higher professional fees of $3.7 million, higher playoff-related expenses of $1.5 million, as well as higher other general and administrative expenses, partially offset by lower sales and marketing costs of $1.3 million and lower employee compensation and related benefits of $1.2 million.
Operating income decreased by $74.9 million to an operating loss of $22.6 million and adjusted operating income decreased by $73.3 million to an adjusted operating loss of $16.8 million, both as compared to the prior year quarter, primarily due to the increase in direct operating expenses and, to a lesser extent, the decrease in revenues.
Other Matters
On June 27, 2025, the Knicks and Rangers amended their respective media rights agreements with MSG Networks, which included: (i) 28% and 18% reductions in annual rights fees payable to the Knicks and Rangers, respectively, effective January 1, 2025; (ii) an elimination of annual rights fee escalators; and (iii) a change to the contract expiration dates to the end of the 2028-29 seasons, subject to a right of first refusal in favor of MSG Networks. Concurrent with the amendments to the media rights agreements, MSG Networks issued penny warrants to the Company exercisable for 19.9% of the equity interests in MSG Networks.
About Madison Square Garden Sports Corp.
Madison Square Garden Sports Corp. (MSG Sports) is a leading professional sports company, with a collection of assets that includes the New York Knicks (NBA) and the New York Rangers (NHL), as well as two development league teams – the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL). MSG Sports also operates a professional sports team performance center – the MSG Training Center in Greenburgh, NY. More information is available at www.msgsports.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits, (iv) gains or losses on sales or dispositions of businesses, (v) the impact of purchase accounting adjustments related to business acquisitions, and (vi) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. In addition, we believe that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Miscellaneous income (expense), net, which is not reflected in Operating income (loss).

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this earnings release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
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Contacts:

Ari Danes, CFA Investor Relations and Financial Communications (212) 465-6072	Justin Blaber Financial Communications (212) 465-6109
Grace Kaminer Investor Relations (212) 631-5076

Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgsports.com
Conference call dial-in number is 888-660-6386 / Conference ID Number 6996895
Conference call replay number is 800-770-2030 / Conference ID Number 6996895 until August 19, 2025

MADISON SQUARE GARDEN SPORTS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues	$203,957	$227,251	$1,039,220	$1,027,149
Direct operating expenses	154,819	107,743	755,118	616,514
Selling, general and administrative expenses	70,892	66,413	266,076	261,433
Depreciation and amortization	822	792	3,218	3,164
Operating (loss) income	(22,576)	52,303	14,808	146,038
Other income (expense):
Interest income	1,429	1,238	4,034	2,787
Interest expense	(4,990)	(6,320)	(21,652)	(27,589)
Miscellaneous expense, net	(984)	(4,491)	(14,462)	(15,568)
Loss (income) before income taxes	(27,121)	42,730	(17,272)	105,668
Income tax benefit (expense)	25,341	(17,239)	(5,166)	(46,897)
Net (loss) income	$(1,780)	$25,491	$(22,438)	$58,771

Basic (loss) earnings per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(0.07)	$1.06	$(0.93)	$2.45
Diluted (loss) earnings per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(0.07)	$1.06	$(0.93)	$2.44

Basic weighted-average number of common shares outstanding	24,105	24,030	24,089	24,011
Diluted weighted-average number of common shares outstanding	24,105	24,156	24,089	24,096

MADISON SQUARE GARDEN SPORTS CORP.
ADJUSTMENTS TO RECONCILE OPERATING (LOSS) INCOME TO
ADJUSTED OPERATING (LOSS) INCOME
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating (loss) income in arriving at adjusted operating (loss) income as described in this earnings release:

•Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets in all periods.
•Share-based compensation. This adjustment eliminates the compensation expense related to restricted stock units and stock options granted under the Company's employee stock plan and non-employee director plan in all periods.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Operating (loss) income	$(22,576)	$52,303	$14,808	$146,038
Depreciation and amortization	822	792	3,218	3,164
Share-based compensation	3,776	3,222	17,935	21,291
Remeasurement of deferred compensation plan liabilities	1,222	193	2,195	1,749
Adjusted operating (loss) income	$(16,756)	$56,510	$38,156	$172,242

MADISON SQUARE GARDEN SPORTS CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 30, 2025	June 30, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$144,617	$89,136
Restricted cash	8,571	5,771
Accounts receivable, net	25,855	33,781
Net related party receivables	3,582	32,255
Prepaid expenses	43,417	30,956
Other current assets	25,053	25,043
Total current assets	251,095	216,942
Property and equipment, net	28,962	28,541
Right-of-use lease assets	760,456	694,566
Indefinite-lived intangible assets	103,644	103,644
Goodwill	226,523	226,523
Investments	54,720	62,543
Deferred tax assets, net	34,821	—
Other assets	12,753	13,533
Total assets	$1,472,974	$1,346,292

MADISON SQUARE GARDEN SPORTS CORP.
CONSOLIDATED BALANCE SHEETS (continued)
(In thousands, except per share data)
(Unaudited)

	June 30, 2025	June 30, 2024
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$9,336	$9,900
Net related party payables	4,807	6,718
Debt	24,000	30,000
Accrued liabilities:
Employee-related costs	98,924	133,930
League-related accruals	196,567	120,876
Other accrued liabilities	13,093	21,613
Operating lease liabilities, current	52,618	50,267
Deferred revenue	164,178	148,678
Total current liabilities	563,523	521,982
Long-term debt	267,000	275,000
Operating lease liabilities, noncurrent	841,050	749,952
Defined benefit obligations	4,086	4,103
Other employee-related costs	78,092	43,493
Deferred tax liabilities, net	—	16,925
Deferred revenue, noncurrent	662	1,147
Total liabilities	1,754,413	1,612,602
Commitments and contingencies
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,488 and 19,423 shares outstanding as of June 30, 2025 and 2024, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of June 30, 2025 and 2024	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of June 30, 2025 and 2024	—	—
Additional paid-in capital	15,348	19,079
Treasury stock, at cost, 960 and 1,025 shares as of June 30, 2025 and 2024, respectively	(158,543)	(169,547)
Accumulated deficit	(137,596)	(115,139)
Accumulated other comprehensive loss	(897)	(952)
Total equity	(281,439)	(266,310)
Total liabilities and equity	$1,472,974	$1,346,292

MADISON SQUARE GARDEN SPORTS CORP.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Twelve Months Ended
	June 30,
	2025	2024
Net cash provided by operating activities	$91,607	$92,131
Net cash used in investing activities	(6,920)	(8,898)
Net cash used in financing activities	(26,406)	(28,785)
Net increase in cash, cash equivalents and restricted cash	58,281	54,448
Cash, cash equivalents and restricted cash at beginning of period	94,907	40,459
Cash, cash equivalents and restricted cash at end of period	$153,188	$94,907